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EXHIBIT 10.28

BONUS AGREEMENT

        This Bonus Agreement (this "Agreement"), dated as of February 25, 2000, is by and between Nuvasive, Inc., a Delaware corporation (the "Company"), and Alexis V. Lukianov (the "Executive").

RECITALS

        WHEREAS, the Company is the holder of that certain Promissory Note dated as of February 25, 2000 made by the Executive in the principal amount of $500,000 (the "Note"); and

        WHEREAS, as a bonus for the performance of services, the Company desires to forgive and cancel the entire principal and interest payable under the Note (the "Note Obligation") and to pay all withholding obligations arising from such forgiveness and the payment of such withholding obligations (the "Withholding Obligation"), all pursuant to this Agreement;

AGREEMENT

        NOW, THEREFORE, the parties hereto agree as follows:

        1.     Bonus Payment. Subject to Section 2 below and as a bonus for the performance of services, the Company Shall forgive and cancel the Note Obligation and shall assume and pay to the appropriate governmental authorities the Withholding Obligation on the earliest to occur of the following dates ("Cancellation Date"): (a) February 24, 2004, (b) the date of the Company's initial underwritten public offering of the Company's common stock, (c) the closing of the acquisition of the Company by another entity (other than a merger effected for the purpose of changing the Company's state of incorporation) by means of a transaction or series of related transactions following which the Company's stockholders immediately prior to such transaction or series of related transactions control less than 50% of the voting securities in the surviving corporation and have the ability to elect less than half of the directors of the surviving corporation, or (d) the Executive's death.

        2.     Termination of Bonus. In the event that Executive ceases to have a continuous relationship with the Company or a parent or subsidiary of the Company, other than as a result of Executive's death, from the date hereof through the Cancellation Date, for any reason, with or without cause (a "Termination"), the Company's obligation to forgive and cancel the Note Obligation and to assume and pay the Withholding Obligation shall immediately cease and be terminated. For purposes of this Agreement, Executive's "continuous relationship" shall cease, when Executive ceases to be actively employed by the Company or a parent or subsidiary of the Company. A leave of absence (regardless of the reason therefor) shall be deemed to constitute the cessation of Executive's continuous relationship unless such leave is authorized by the Company in writing and Executive returns to work within the time specified in such authorization or in any amendment thereto.

        3.     No Employment or Service Contract. Nothing in this Agreement shall confer on Executive any right to a continuous relationship with the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or Executive, which rights are hereby expressly reserved by each, to terminate Executive's employment at any time for any reason whatsoever, with or without cause.

        4.     Governing Law. This Agreement will be governed by and construed under the laws of the State of California applicable to contracts between Californian residents entered into and to be performed entirely within the State of California, excluding its choice of law provisions.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NUVASIVE, INC.
By:	/s/ Steven McGowan
Name:	Steven McGowan
Title:	CFO
/s/ Alexis Lukianov Alexis V. Lukianov, Executive

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  EXHIBIT 10.28
BONUS AGREEMENT